UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.______)

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TORTOISE ENERGY INFRASTRUCTURE CORPORATION TORTOISE ENERGY CAPITAL CORPORATION TORTOISE NORTH AMERICAN ENERGY CORPORATION
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Proposed MLP Closed-End Fund Mergers Overview and Frequently Asked Questions

While this Q&A has been provided for your convenience, it is recommended that you read the complete joint proxy statement/prospectus.

Q: What are the proposed fund mergers?
A: On January 28, 2014, Tortoise Capital Advisors announced the proposed mergers of Tortoise Energy Capital Corporation (TYY) and Tortoise North American Energy Corporation (TYN) into Tortoise Energy Infrastructure Corporation (TYG).

Q: Why are the mergers being recommended by the Board of Directors?
A: The Board of Directors of each fund has recommended the mergers given the funds have the same investment objectives and similar investment strategies and it is believed that the mergers will benefit the stockholders of each fund. Each fund has an investment objective of providing a high level of total return with an emphasis on current distributions and primarily invests in midstream energy infrastructure master limited partnerships (MLPs). The combined fund will continue to pursue the investment objective and strategy of TYG. The table below shows the portfolio mix of each fund and on a pro forma basis.

	TYG	TYY	TYN	Pro Forma Combined Fund
Crude oil / refined products pipeline MLPs	47.3%	44.9%	39.7%	45.9%
Natural gas / natural gas liquids pipeline MLPs	35.2%	36.7%	34.9%	35.7%
Gathering & processing MLPs	17.5%	18.4%	16.9%	17.8%
Oil & gas production MLPs	0.0%	0.0%	6.2%	0.5%
Other	0.0%	0.0%	2.3%	0.1%

As of 2/28/2014. Pipeline MLPs transport natural gas, natural gas liquids, crude oil or refined petroleum products. Gathering & processing MLPs gather and process natural gas as well as transport, fractionate (separate) and store natural gas liquids. Oil & gas production MLPs produce crude oil and natural gas. Other includes marine oil and gas transporters and drillers.

Q:   What are the benefits of the proposed mergers?
A:   After careful consideration, the Board of Directors of each fund and Tortoise believe that the mergers will benefit the stockholders of the funds for the reasons noted below:

•     Positive potential impact to distributable cash flow and distributions
We expect that the combined fund will have a similar distribution policy as the standalone funds currently have, including the payment of quarterly distributions. Additionally, we believe that there is potential for aggregate distribution growth going forward as a result of anticipated accretion to distributable cash flow. Assuming the mergers are completed as proposed, Tortoise intends to recommend that the Board of Directors of the combined fund approve a distribution of not less than $0.61 per TYG common share ($2.44 annualized) for the fiscal 3rd quarter of 2014 based on the combined fund’s expected distributions from investments, the lower anticipated operating expenses per share and the expected costs of leverage.

•     Opportunity for enhanced long-term market liquidity
The larger market capitalization of the combined fund may provide an opportunity for enhanced market liquidity over the long-term. Greater market liquidity may lead to a narrowing of bid-ask spreads and reduce price movements on a trade-to-trade basis. The table below illustrates the market capitalization of each fund and on a pro forma basis.

Market capitalization ($ in millions)
	TYY	TYN	Pro Forma TYG Combined Fund
$1,288	$650	$180	$2,118

         As of 2/28/2014. Assumes merger occurred on 2/28/2014 with all else being equal.

•
Operating cost savings through greater economies of scale and reduced management fees It is anticipated that the combined fund would have a lower operating expense level with estimated aggregate cost savings of approximately $1.5 million annually in the combined fund through operating cost savings and reduced management fees. The funds incur both fixed expenses (e.g., board fees, printing fees, legal and auditing services) and variable expenses (e.g., administrative, fund accounting and custodial services). Many of these fixed expenses are

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duplicative between the funds. There will also be an opportunity to reduce variable expenses over time in a combined fund by taking advantage of lower fees associated with higher asset levels and greater combined economies of scale.

Additionally, effective at the time of the mergers, the combined fund will implement a tiered fee schedule which is expected to result in a lower effective management fee for the combined fund. Currently, TYG, TYY, and TYN have an annual management fee of 0.95%, 0.95%, and 1.00%, respectively, based on each fund’s average monthly managed assets. Upon completion of the mergers, the combined fund will pay an annual management fee of 0.95% of average monthly managed assets up to $2.5 billion, 0.90% of managed assets between $2.5 billion and $3.5 billion, and 0.85% of managed assets above $3.5 billion. Based on combined managed assets of $3.7 billion as of February 28, 2014, it is estimated that the effective rate of the combined fund will be approximately 0.93%.

Managed Assets is defined as total assets (including any assets attributable to any leverage that may be outstanding but excluding any net deferred tax assets) minus the sum of accrued liabilities other than (1) net deferred tax liabilities, (2) debt entered into for purposes of leverage and (3) the aggregate liquidation preference of any outstanding preferred stock.

•	Leverage impact
The amount of leverage as a percentage of total assets following the mergers is not expected to significantly change from that of each fund on a standalone basis. The larger asset base of the combined fund may provide: i) greater financial flexibility through a larger balance sheet, ii) access to more attractive leverage terms and iii) a wider range of leverage alternatives. The table below illustrates the leverage of each fund and on a pro forma basis. The table below illustrates the leverage of each fund and on a pro forma basis.

		TYY	TYN	Pro Forma TYG Combined Fund
Leverage ($ in millions)	$454	$235	$51	$740
Leverage as % of total assets	19.8%	19.9%	17.9%	19.7%

         As of 2/28/2014. Assumes mergers occurred on 2/28/2014 with all else being equal.

Q:   How will the mergers affect me?
A:   TYG stockholders will remain stockholders of TYG. TYY and TYN stockholders will become stockholders of TYG. TYY and TYN will be merged with and into TYG, the assets and liabilities of TYY and TYN will be combined with the assets and liabilities of TYG and TYY and TYN will cease their separate existence under Maryland law.

Q:   How many shares of TYG will stockholders own following the mergers?
A:   TYG stockholders: Your currently issued and outstanding shares of common and preferred stock of TYG will remain outstanding.

TYY common stockholders: Your outstanding TYY common shares will be multiplied by an exchange rate determined by dividing the TYY NAV per share by the TYG NAV per share (less in each case, the merger-related costs for each fund). No fractional TYG common shares will be issued in the TYY merger; instead TYY stockholders will receive cash in an amount equal to the value of the fractional TYG common shares that they would otherwise have received.

TYY preferred stockholders: You will receive, on a one-for-one basis, newly issued TYG preferred shares having identical terms as the TYY preferred shares you held immediately prior to the closing of the TYY merger.

TYN stockholders: Your outstanding TYN common shares will be multiplied by an exchange rate determined by dividing the TYN NAV per share by the TYG NAV per share (less in each case, the merger-related costs for each fund). No fractional TYG common shares will be issued in the TYN merger; instead TYN stockholders will receive cash in an amount equal to the value of the fractional TYG common shares that they would otherwise have received.

Q:   How will the net asset values utilized in calculating the exchange rate be determined?
A:   The exchange rate will be determined based on each fund’s respective net asset value per share as of the business day prior to the closing of the mergers. The net asset value of a share of common stock of each fund will be calculated as described in the joint proxy statement/prospectus.

Q:   Will I have to pay any sales load, commission or other similar fees in connection with the mergers?
A:   You will pay no sales loads or commissions in connection with the mergers. However, the funds will bear the costs associated with the proposed mergers (whether or not the mergers are consummated). Costs specific to a particular fund will be expensed to such fund, while non-specific costs will be allocated on a pro rata basis based upon each fund’s net assets. Costs related to the mergers are currently estimated to be approximately $610,000 or 0.03% of net assets,

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which equates to $370,000 or $0.013 per share for TYG, $190,000 or $0.010 per share for TYY and $50,000 or $0.008 per share for TYN as of February 28, 2014. Tortoise expects that the increased distributable cash flow resulting from anticipated reduced operating expenses and management fees should allow the recovery of the projected costs of the mergers borne by the funds within approximately nine months from the closing of the mergers.

Q:   Are the mergers expected to be a taxable event for fund stockholders?
A:   No. The mergers are intended to qualify as tax-free for federal income tax purposes. This means it is expected that stockholders will recognize no gain or loss for federal income tax purposes as a result of the mergers, except that gain or loss may be recognized with respect to cash received in lieu of fractional TYG common shares.

Q:   How will the deferred tax assets/liabilities of the funds be treated in the mergers?
A:   As tax-paying entities, each fund records a deferred tax asset (an amount that can be used to offset future taxable income) or a deferred tax liability (a tax due in the future). As of February 28, 2014, each fund had a net deferred tax liability. These deferred tax liabilities are attributable to realized and unrealized gains on investments. Any net deferred tax liability is included in each fund’s NAV under GAAP and will be reflected in the exchange rate for the merger. Additionally, the effective tax rate for the combined fund will be dependent upon the operating results of its underlying portfolio and as such it is expected that over time it may differ slightly from that of the standalone funds.

Q:   Who do we expect to vote on the mergers?
A:   Stockholders are being asked to vote on proposals relating to the mergers of the funds. As laid out in the tables below, the proposals vary, depending on the fund.

TYG stockholders
Voting proposals	Stockholders entitled to vote
Approval of merger of TYY into TYG, including the issuance of additional TYG common shares to TYY stockholders	Common and Preferred (voting as a class)
Approval of merger of TYN into TYG, including the issuance of additional TYG common shares to TYN stockholders	Common and Preferred (voting as a class)

TYY stockholders
Voting proposals	Stockholders entitled to vote
Approval of merger of TYY into TYG	Common and Preferred (voting as a class)
Approval of merger of TYY into TYG	Preferred (voting as a separate class)

TYN stockholders	Stockholders entitled to vote
Voting proposals
Approval of merger of TYN into TYG	Common

Q:   Why is the vote of TYG stockholders being solicited in connection with the mergers?
A:   Although TYG will continue its legal existence and operations after the mergers, Maryland law and the rules of the NYSE (on which TYG’s common stock is listed) require TYG’s stockholders to approve the mergers and the issuance of additional TYG common shares, respectively, because the number of TYG common shares to be issued in the mergers will be, upon issuance, in excess of 20 percent of the number of shares of TYG common stock outstanding prior to the mergers.

Q:   What happens if the stockholders of TYG do not approve the mergers, including the issuance of additional TYG common shares in connection with the mergers?

A:   If the TYY merger, including the issuance of TYG common shares, is approved, but the TYN merger, including the issuance of TYG common shares is not approved (or vice versa), then only the approved merger will take place. If neither the TYY merger nor the TYN merger is approved, the mergers will not occur and TYG will continue its investment activities in the normal course.

Q:   What happens if TYY stockholders or TYN stockholders do not approve the mergers?
A: If the TYY merger is approved but the TYN merger is not approved (or vice versa) then only the approved merger will take place. If neither the TYY merger nor the TYN merger is approved, then neither merger will take place. As noted above, the mergers also require the approval of TYG stockholders.

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Q:   What is the timetable for the mergers?
A:   If the stockholder voting and other conditions to closing are satisfied, the mergers are expected to take effect on or about June 20, 2014 or as soon as practicable thereafter.

Q:   How does the Board of Directors of my fund suggest that I vote?
A:   After careful consideration, the Board of Directors of each fund recommends that you vote “FOR” each of the items proposed for your fund.

Q:   How do I vote my shares?
A:   You may vote in person at the meeting or you may authorize a proxy to vote your shares using one of the methods below or by following the instructions on your proxy card:

•	By touch-tone telephone; simply dial the toll-free number located on the proxy card. Please be sure to have your proxy card available at the time of the call;

•	By internet; please log on to the voting website detailed on the proxy card. Again, please have your proxy card handy at the time you plan on voting; or

•	By returning the proxy card in the postage-paid envelope
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. However, even if you plan to attend the meeting, we urge you to authorize a proxy to vote your shares in advance of the meeting. That will ensure that your vote is counted should your plans change.

Q:   Who do I contact for further information?
A:   You may contact Pam Kearney (Investor Relations) toll-free at (866) 362-9331 for further information.

Q:   Will anyone contact me?
A:   You may receive a call from AST Fund Solutions, the proxy solicitor hired by your fund, to verify that you received your proxy materials, to answer any questions you may have about the proposals and to encourage you to authorize your proxy. We recognize the inconvenience of the proxy solicitation process and would not impose it on you if we did not believe that the matters being proposed were important. Once your vote has been registered with the proxy solicitor, your name will be removed from the solicitor’s follow-up contact list.

No assurance can be given that the anticipated positive impact of the mergers will be achieved. In addition, stockholders should fully read the joint proxy statement/prospectus, including the risk factors therein. The joint proxy statement/prospectus and other documents filed by the funds is available for free at the SEC’s Web site, http://www.sec.gov. Stockholders can also obtain copies of the definitive joint proxy statement/prospectus for free by dialing (866) 362-9331. Stockholders are urged to read the definitive joint proxy statement/prospectus carefully and in its entirety as it contains important information about the proposed mergers.

Forward-looking statement
This document contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although the funds and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the funds’ reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the funds and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Safe harbor statement

This document shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

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